UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): June 2, 2008
Orbit/FR, Inc.
(Exact Name of Issuer as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-22583 (Commission File Number)	23-2874370 (I.R.S. Employer Identification Number)

506 Prudential Road, Horsham, Pennsylvania (Address of Principal Executive Offices)	19044 (Zip Code)
(215) 674-5100
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Dan Goffer and Doran Ginat have resigned from the Board of Directors (the “Board”) of Orbit/FR, Inc. (the “Company”). Mr. Goffer’s and Mr. Ginat’s resignations were not due to any disagreements with the Company.
On June 2, 2008, the Board (i) removed Israel Adan as the President and Chief Executive Officer and principal executive officer of the Company, (ii) appointed Per O. Iversen, a member of the Board, to serve as the Company’s new President and Chief Executive Officer and its principal executive officer, and (iii) appointed each of Douglas J. Merrill and Eric Anderson to fill the two resulting vacancies on the Board. Mr. Adan is expected to remain an employee of the Company in a non-executive capacity.
Biographical information about Mr. Iversen was included in Item 5.02 of the Company’s Current Report on Form 8-K filed on May 19, 2008, which is incorporated herein by reference. The following is biographical information for each of Mr. Anderson and Mr. Merrill:
Douglas J. Merrill has served as the Operations Manager for Husky Injection Molding, Inc. since 2005. Between 1991 and 2005, Mr. Merrill held various position with General Electric Corporation, most recently serving as its Manufacturing Integration Leader for its GE Energy, Global Supply Chain Management division. Mr. Merrill holds a B.S. in engineering physics, a Master’s degree in engineering and an M.B.A. in operations management from Cornell University.
Eric Anderson serves as Vice President of SEAKR Engineering, Inc., a leader in spacecraft memory and processing systems located in Centennial, Colorado, where he has been employed since 1985 and currently is responsible for operations and software development. Mr. Anderson started his career in 1982 with the Intel Corporation as a Product Engineer for the Special Components Division. Mr. Anderson holds a B.S. in electrical engineering from Northern Arizona University and Master’s degree in electrical engineering from California State University, Long Beach.
It is expected that each of Mr. Merrill and Mr. Anderson will be appointed to the audit committee of the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2008	ORBIT/FR, INC.
	By:	/s/ Per O. Iversen
		Name:	Per O. Iversen
		Title:	President and Chief Executive Officer